Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

O’NEILL ACQUISITION CO. LLC,

O’NEILL ACQUISITION CORP.,

JEFFREY B. O’NEILL

and

GOLDEN STATE VINTNERS, INC.

Dated as of April 14, 2004

i

LIST OF EXHIBITS

EXHIBIT A	Escrow Agreement

EXHIBIT B	Form of Parent Equity Sponsor Letter Agreement

EXHIBIT C	Voting Agreement

INDEX OF TERMS

affiliate	30
Agreement	1
Certificate of Merger	2
Certificates	3
Class A Common Stock	2
Class B Common Stock	2
Closing	2
Closing Date	2
Code	5
Commitment Letters	18
Company	1
Company Acquisition Agreement	21
Company Benefit Plans	11
Company Board	13
Company Common Stock	3
Company Disclosure Schedule	7
Company Filed SEC Documents	11
Company Intellectual Property	14
Company Notice	20
Company Permits	11
Company Preferred Stock	8
Company SEC Documents	10
Company Stock Option Plans	8
Company Stock Options	6
Company Stockholder Approval	13
Company Stockholders Meeting	22
Company Subsidiary	7
Company Superior Proposal	21
Company Takeover Proposal	20
Confidentiality Agreement	23
control	30
Debt Commitments	18
DGCL	1
Director Option Plan	8
Director Stock Options	5
Dissenting Shares	5
Effective Time	2
Employee Stock Options	6
Environmental Law	30
Environmental Permit	30
Equity Commitments	18
ERISA	12
ERISA Affiliate	11
Escrow Agreement	26
Escrow Amount	25
Exchange Act	9
Exchange Agent	3
Exercise Deadline	6
Expenses	25
force majeure	30
GAAP	10
Governmental Entity	9
Hazardous Substances	30
HSR Act	9
Intellectual Property	14
knowledge	30
Leased Real Property	15
Liens	7
material	30
material adverse change	30
material adverse effect	30
materially	30
Merger	1
Merger Agreement	1
Merger Consideration	3
New Stock Option	6
New Stock Option Plan	6
Notice of Adverse Recommendation	21
Owned Real Property	15
Parent	1
Parent Equity Sponsors	31
person	31
Pre-Termination Takeover Proposal Event	25
Proxy Statement	22
Purchaser	1
Purchaser Common Stock	3
Restraint	26
Restraints	26
SEC	9
Securities Act	10
Senior Preferred Stock	8
Shares	2
Stock Option Plan	8
subsidiary	31
Surviving Corporation	1
Surviving Corporation Certificate	2
Surviving Corporation Common Stock	6
Taxes	13
Transactions	8
Vested Options	6
Voting Agreement	26

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2004 by and among Golden State Vintners, Inc., a Delaware corporation (the “Company”), O’Neill Acquisition Co. LLC, a Delaware limited liability company (“Parent”), O’Neill Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Jeffrey B. O’Neill, an individual.

WHEREAS, on March 23, 2004, the parties hereto entered into that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), which amended and restated the prior Agreement and Plan of Merger dated March 7, 2004 by and among the parties hereto;

WHEREAS, the parties to the Merger Agreement wish to amend and restate the Merger Agreement;

WHEREAS, that certain Escrow Agreement, dated as of March 7, 2004 and as amended as of March 23, 2004, by and among Jeffrey B. O’Neill, the Company and U.S. Bank, National Association, shall remain in full force and effect and any references to the Merger Agreement therein shall also be deemed to be a reference to this Agreement where appropriate;

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved, and each deems it advisable and in the best interests of its stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined in Section 3.01(d)) and also to prescribe various conditions to the Transactions; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01                                The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and, in accordance with the Delaware General Corporation Law (the “DGCL”), the Company and Purchaser shall consummate a merger (the “Merger”) pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.01.  Pursuant to the Merger, (x) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (as hereinafter defined), shall be amended at the Effective Time such that its terms are identical to those of the certificate of incorporation of Purchaser immediately prior to the Effective Time (except that the Surviving Corporation shall be named Golden State Vintners, Inc.) and shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”) until thereafter amended as provided by law and such certificate of incorporation, and (y) the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.02                                Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto.  The Closing will be held at the offices of Farella Braun + Martel LLP, 235 Montgomery Street, San Francisco, California 94104, or at such other location as is agreed to by the parties.

Section 1.03                                Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as is agreed upon by the parties and specified in the Certificate of Merger, such time being referred to herein as the “Effective Time.”

Section 1.04                                Directors and Officers.  The directors of Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.01                                Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any (i) issued and outstanding shares (the “Shares”) of (A) Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) or (B) Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the

“Company Common Stock”) or (ii) common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):

(a)                                  Capital Stock of Purchaser and Stock Held by Parent.  Each issued and outstanding share of (i) Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and (ii) Purchaser Preferred Stock shall be converted into and become one validly issued, fully paid and nonassessable share of preferred stock of the Surviving Corporation, with the same rights and preferences and other terms as the Purchaser Preferred Stock.

(b)                                 Cancellation of Treasury Stock.  Each Share held in the Company’s treasury or by any of the Company’s subsidiaries, Parent or any of Parent’s subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(b) and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive an amount equal to $7.80 in cash, payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.02.  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.02.

Section 2.02                                Exchange of Certificates, Exchange Agent.

(a)                                  Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of the Shares in connection with the Merger (the “Exchange Agent”) to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.01(c).  At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.01(c).  Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares.

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.01 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger

Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent and such other documents as may reasonably be required by the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.

(c)                                  Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)                                 Termination of Fund; No Liability.  At any time following nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any Certificates will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.02(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

(f)                                    Withholding Taxes.  Parent and Purchaser will be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser.

Section 2.03                                Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the “Dissenting Shares”) shall not be converted into or represent a right to receive cash pursuant to Section 2.01, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

(b)                                 Notwithstanding the provisions of Section 2.03(a), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.02.

(c)                                  The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of Parent the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

Section 2.04                                Company Stock Option Plans.

(a)                                  Parent and the Company shall take all actions necessary to provide that each outstanding option granted under the Director Option Plan (as defined in Section 3.01(c)) to purchase shares of Company Common Stock (the “Director Stock Options”), whether or not then exercisable, shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Director Stock Option equal to the product of: (A) the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Director Stock Option; multiplied by (B) the number of shares of Company Common Stock subject to such Director Stock Option.  Such cash payment shall be subject to any required tax withholding.

(b)                                 In accordance with the provisions of Section 11(b) of the Stock Option Plan (as defined in Section 3.01(c)), the Company shall take all actions necessary to provide that each holder of an option granted under the Stock Option Plan to purchase shares of Company Common Stock (the “Employee Stock Options” and, together with the Director Stock Options, the “Company Stock Options”) that is outstanding immediately prior to the Effective Time shall, except as set forth in Section 2.04(c), be tendered, as of the Effective Time, an option (each, a “New Stock Option”) to acquire, pursuant to the New Stock Option Plan (as defined in Section 2.05(a)), a number of shares of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”) equal to (A) the number of shares of Company Common Stock issuable upon exercise of such Employee Stock Option multiplied by (B) a fraction, the numerator of which shall be (x) the number of shares of Surviving Corporation Common Stock outstanding immediately after the Effective Time and the denominator of which shall be (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.  The per share exercise price of each New Stock Option shall be calculated by adjusting the exercise price of the Employee Stock Option to reflect (A) the difference in the capitalization of the Company and the Surviving Corporation and (B) the Merger Consideration, such that any difference between the exercise price of the Employee Stock Option and the Merger Consideration shall be preserved for the benefit of the holder of such option.

(c)                                  Holders of Employee Stock Options that are, as of the date of this Agreement, or will be on or before the tenth day prior to the Closing Date (the “Exercise Deadline”), vested and exercisable (the “Vested Options”), shall have until the Exercise Deadline to exercise their Employee Stock Options pursuant to the terms of the Stock Option Plan.  Vested Options that are exercised prior to the Exercise Deadline shall be entitled to receive the Merger Consideration pursuant to Section 2.01(c).  Any Vested Options that are not exercised prior to the Exercise Deadline shall (i) become vested New Stock Options at the Effective Time, (ii) no longer be exercisable pursuant to the terms of the Stock Option Plan and (iii) not entitled to receive the Merger Consideration pursuant to Section 2.01(c).

(d)                                 If and to the extent necessary or required by the terms of the Company Stock Option Plans (as defined in Section 3.01(c)) or pursuant to the terms of any Company Stock Option granted thereunder, the Company shall use its reasonable best efforts to obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options.

Section 2.05                                New Stock Option Plan.

(a)                                  At or prior to the Effective Time, the Company shall approve and adopt, or cause to be approved and adopted, a stock option plan substantially similar in form and substance as the Stock Option Plan (the “New Stock Option Plan”), but with such changes as Parent may reasonably request that do not impair the rights of any option holder, as compared with such person’s rights pursuant to the Stock Option Plan, which shall become effective as of the Effective Time.

(b)                                 At the Effective Time, the Company shall enter into agreements evidencing the New Stock Options with each holder of Employee Stock Options pursuant to the New Stock Option Plan.  The terms and conditions of such agreements shall be substantially similar to those contained in the agreements in effect immediately prior to the Effective Time governing Employee Stock Options.

(c)                                  At the Effective Time, the agreements evidencing the grants of the Employee Stock Options and the Stock Option Plan shall terminate and only the New Stock Option Plan and the New Stock Options shall remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01                                Representations and Warranties of the Company.  Except as disclosed in the Company Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

(a)                                  Organization, Standing and Corporate Power.  Each of the Company and Golden State Vintners, a California corporation (the “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite power, corporate or other, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company.  Each of the Company and the Company Subsidiary, is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a material adverse effect on the Company.  The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and the Company Subsidiary.

(b)                                 Subsidiaries.  As of the date of this Agreement, the Company Subsidiary is the only subsidiary of the Company.  All of the outstanding share capital of the Company Subsidiary (i) has been validly issued and is fully paid and nonassessable, (ii) is owned directly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (iii) is free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).  Except as set forth in this Section 3.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company Subsidiary, (B) any securities of the Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company Subsidiary and (C) any warrants, calls, or options to acquire from the Company

Subsidiary, or obligation of the Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company Subsidiary, and (y) there are no outstanding obligations of the Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c)                                  Capital Structure.  The authorized capital stock of the Company consists of (i) 6,000,000 shares of Class A Common Stock, (ii) 54,000,000 shares of Class B Common Stock, (iii) 100,000 shares of 12% Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”), and (iv) 4,900,000 shares of undesignated Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”).  As of the date hereof: (i) 4,342,528 shares of Class A Common Stock, (ii) 5,170,459 shares of Class B Common Stock, (iii) no shares of Senior Preferred Stock, and (iv) no shares of Company Preferred Stock, are issued and outstanding.  As of the date hereof, (i) no shares of Class A Common Stock, Senior Preferred Stock or Company Preferred Stock and (ii) 21,884 shares of Class B Common Stock, are held by the Company in its treasury or by the Company Subsidiary.  As of the date hereof, (i) 362,832 shares of Class A Common Stock and (ii) 1,531,093 shares of Class B Common Stock, are reserved for issuance in the aggregate pursuant to the Company’s 1996 Stock Option Plan (the “Stock Option Plan”), of which (i) 362,832 shares of Class A Common Stock and (ii) 459,600 shares of Class B Common Stock are subject to outstanding Company Stock Options.  As of the date hereof, 448,000 shares of Class B Common Stock are reserved for issuance in the aggregate pursuant to the Company’s 1998 Director Stock Option Plan (the “Director Option Plan” and, together with the Stock Option Plan, the “Company Stock Option Plans”), of which 270,111 shares of Class B Common Stock are subject to outstanding Company Stock Options.  As of the date hereof, 649,348 shares of Class B Common Stock are reserved for issuance to Jeffrey B. O’Neill pursuant to the Nonqualified Stock Option Agreement, dated January 1, 1998.  All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 3.01(c) and except as permitted by Section 4.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company and (C) any warrants, calls, or options to acquire from the Company, or obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (y) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  The Company is not a party to any voting agreement with respect to the voting of any such securities.  Other than its interests in the Company Subsidiary and in SDG/Commerce 201, LLC, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity other than as are not material to the Company.

(d)                                 Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(l)), to consummate the transactions contemplated by this Agreement, including the Merger

(collectively, the “Transactions”).  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiary under, (i) the certificate of incorporation or by-laws of the Company or the Company Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, instrument, permit, or license to which the Company or the Company Subsidiary is a party or by which the Company, the Company Subsidiary or the Company’s or the Company Subsidiary’s properties or assets is bound or affected or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company Subsidiary or the Company’s or the Company Subsidiary’s properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.  No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) is required by the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (1) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement (as defined in Section 5.01) and such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions; (2) the filing of the Certificate of Merger and the Surviving Corporation Certificate with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or the Company Subsidiary is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (3) if required, the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions, if applicable, and the expiration of any waiting periods thereunder; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not (x) have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

(e)                                  Reports; Financial Statements.  The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2001 (the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (as supplemented by subsequently filed Company SEC Documents filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).  Except (A) as reflected in such financial statements or in the notes thereto, (B) for liabilities incurred in connection with this Agreement or the Transactions or (C) for liabilities incurred in the ordinary course of business since the respective dates of such financial statements, neither the Company nor the Company Subsidiary has any liabilities required by GAAP to be reflected on a balance sheet which would have, individually or in the aggregate, a material adverse effect on the Company.

(f)                                    Information Supplied.  The Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting (as defined in Section 5.01), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information that Parent or Purchaser supplied to it expressly for inclusion therein or for incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(g)                                 Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the Transactions, since December 31, 2003, the Company has conducted its business only in the ordinary course, and there has not been (1) any material adverse change in the Company, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (3) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock under the Company Stock Option Plans, (4) (A) any granting by the Company to any director or executive officer of the Company of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or in connection with the hiring or promotion of any such executive officer or increases required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Company Filed SEC Documents”), (B) any granting by the Company to any such director or executive officer of any increase in severance or termination pay, except in the ordinary course of business or in connection with the hiring or promotion of any such executive officer, or (C) any entry by the Company into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such director or executive officer, other than in the ordinary course of business or in connection with the hiring or promotion of any such executive officer, (5) except insofar as may be required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, (6) any tax election that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability or (7) any agreement to do any of the foregoing.

(h)                                 Compliance with Applicable Laws; Litigation.  The Company holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company as currently conducted (collectively, the “Company Permits”), except where the failure to have any such Company Permits would not have, individually or in the aggregate, a material adverse effect on the Company.  The Company is in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have, individually or in the aggregate, a material adverse effect on the Company.  No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or any of the Company’s properties is pending or, to the knowledge (as defined in Section 8.03) of the Company, overtly threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not (i) have a material adverse effect on the Company or (ii) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

(i)                                     Benefit Plans.  Section 3.01(i) of the Company Disclosure Schedule contains a true and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, severance, disability, death benefit, hospitalization, medical or other material benefit plan, and each material employment, retention, consulting, termination or severance agreement providing benefits to any current or former employee, officer or director of the Company, in each case that is maintained, sponsored or contributed to by the Company or any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a single employer within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (collectively, the “Company Benefit Plans”).  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will (i) result in any payment (whether severance pay or otherwise) becoming due to any employee of the Company or the Company Subsidiary under any Company Benefit Plan or otherwise or (ii) increase any benefits otherwise payable under any Company Benefit Plan.  No payment or benefit which will or may be made by the Company or the Company Subsidiary with respect to any employee of the Company or the Company Subsidiary in connection with the Transactions will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)                                     ERISA Compliance.

(i)                                     With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable law that would have, individually or in the aggregate, a material adverse effect on the Company.

(ii)                                  Each Company Benefit Plan has been operated and administered in accordance with its terms, except for any failures that would not have, individually or in the aggregate, a material adverse effect on the Company.  The Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any failures to be in such compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the IRS to such effect.  To the knowledge of the Company, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely such favorable determination, except for any occurrence that would not have, individually or in the aggregate, a material adverse effect on the Company.

(iii)                               Except as any of the following either would not have, individually or in the aggregate, a material adverse effect on the Company, (x) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no Company Benefit Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of the Company, there are not any facts or circumstances that would materially change the funded status of any Company Benefit Plan that is a “defined benefit” plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.  No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(k)                                  Taxes.

(i)                                     The Company has timely filed (after giving effect to any extensions of time to file which were obtained and have not expired) all material Tax (as defined below) returns and Tax reports required to be filed by it and all such returns and reports are complete and correct in all material respects, except to the extent that such failures to file or to be complete or correct would not have, individually or in the aggregate, a material adverse effect on the Company.  The Company has paid all Taxes shown as due on such returns, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii)                                  No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the Company.

(iii)                               Neither the Company nor, to the knowledge of the Company, any affiliated, consolidated, combined or unitary group of which the Company is now or ever was a member, has waived any statute of limitations or agreed to any extension of time within which to file any Tax return, which such statute of limitations has not expired or Tax return has not since been timely filed, except for waivers and extensions that individually or in the aggregate would not have a material adverse effect on the Company.

(iv)                              As used in this Agreement, “Taxes” shall include all federal, state, local or foreign income, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto.

(l)                                     Voting Requirements.  The approval of holders of Company Common Stock possessing voting power sufficient to constitute the majority of the votes capable of being cast by the holders of Company Common Stock at the Company Stockholders Meeting called to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the Transactions.

(m)                               State Takeover Statutes.  The Board of Directors of the Company (the “Company Board”) has approved this Agreement and the consummation of the Transactions and such approval constitutes approval of the Merger and the other Transactions by the Company Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to the Merger and the other Transactions.  To the knowledge of the Company, no other state takeover statute is applicable to the Merger and the Transactions.

(n)                                 Brokers.  Except for Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Company has provided Parent a true and correct copy of its engagement letter with Citigroup Global Markets Inc. prior to the date hereof, and such letter has not been amended or modified.

(o)                                 Intellectual Property.

(i)                                     The Company owns or has the valid right to use all U.S. and foreign patents, trademarks, service marks, trade names, trade dress, corporate names, domain names, copyrights, trade secrets, know-how and other confidential or proprietary technical and business information, inventions (patentable or unpatentable), processes, formulae and software of any kind (including any and all documentation, information, materials, licenses, other agreements or rights, or registrations or applications for registration, relating to any of the foregoing), as well as all goodwill symbolized by any of the foregoing (collectively, “Intellectual Property”) necessary to carry on the business of the Company substantially as currently conducted (collectively, the “Company Intellectual Property”), except as would not have, individually or in the aggregate, a material adverse effect on the Company.

(ii)                                  Except as would not have, individually or in the aggregate, a material adverse effect on the Company: (i) the activities, products and services of the Company do not infringe upon, misappropriate, dilute, or otherwise violate, to the knowledge of the Company, the Intellectual Property of any other person or entity; (ii) as of the date hereof, there are no claims or suits pending or for which notice has been provided or, to the knowledge of the Company, overtly threatened (A) alleging that the Company’s activities, products or services infringe upon or constitute the unauthorized use of any other person or entity’s Intellectual Property or (B) challenging the Company’s ownership of, right to use, or the validity or enforceability of any Company Intellectual Property or license or other agreement relating to, any Company Intellectual Property; and (iii) to the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

(iii)                               The consummation of the Merger and the other Transactions will not result in the loss by the Company of any rights to Company Intellectual Property, except as would not have, individually or in the aggregate, a material adverse effect on the Company.

(p)                                 Transactions with Affiliates.  As of the date hereof, (i) there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, any stockholder, officer, director, employee or affiliate of the Company, and (ii) the Company is not a party to any transaction agreement, arrangement or understanding with any stockholder, officer, director or employee of the Company.

(q)                                 Labor Relations.  The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company and no collective bargaining agreement is being negotiated by the Company.  As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company, except where such dispute, strike or work stoppage would not have, individually or in the aggregate, a material adverse effect on the Company.  As of the date of this Agreement, to the knowledge of the Company, none of the Company or any of its representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that would not have, individually or in the aggregate, a material adverse effect on the Company.

(r)                                    Title to Property.  The Company has good and marketable title to all real property owned by it (the “Owned Real Property”) and good title to all other tangible and intangible property owned by it; all such property is held free and clear of all Liens except such as (i) set forth in the Company Filed SEC Documents or (ii) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made of such property by the Company; and all of the leases and subleases material to the business of the Company and under which the Company holds the properties set forth in the Company SEC Documents (the “Leased Real Property”), are in full force and effect, and the Company has not received any notice of any material claim of any sort (a) that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned in this Section 3.01(r), or (b) that affects or questions the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease.

(s)                                  Environmental Matters.  The Company is in compliance with all applicable Environmental Laws (as defined in Section 8.03), has obtained all Environmental Permits (as defined in Section 8.03) and is in compliance with their requirements, and has resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except where such non-compliance, failure to obtain an Environmental Permit or obligation, cost or liability would not, individually or in the aggregate, have a material adverse effect on the Company.  To the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future except where such non-compliance would not, individually or in the aggregate, have a material adverse effect on the Company.  To the knowledge of the Company, there are no past or present actions or activities, including the release, emission, discharge or disposal of any Hazardous Substances (as defined in Section 8.03) at any site presently or previously owned by the Company in the conduct of its business that could reasonably likely form the basis of any claim against the Company under Environmental Laws, except for such claims as would not, individually or in the aggregate, have a material adverse effect on the Company.

(t)                                    Insurance.  The Company carries or is entitled to the benefits of insurance as the Company believes is in such character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a material adverse effect on the Company.  The Company has made, or caused to have been made, any and all payments required to maintain such policies in full force and effect, except where the failure to make any such payments, in the aggregate, would not have a material adverse effect on the Company.

(u)                                 Absence of Product Recall.  The Company has not, for the past three years, recalled any products made, bottled, distributed or sold by the Company and it is not now, nor has it ever been, under any obligation to do so, and there is no reasonable basis known to the Company for any such recall.

(v)                                 Grape Vines.  To the Company’s knowledge the grape vines on the vineyard portion of the Owned Real Property and the Leased Real Property are in good condition, and free in all material respects of disease, infestation or other defects.

(w)                               Opinion of Financial Advisor.  The Company Board has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of its opinion, the Merger Consideration to be received by holders of Class B Common Stock (other than Parent, Purchaser, Jeffrey B. O’Neill, other equity investors in Parent and their respective affiliates) is fair from a financial point of view to such holders.

Section 3.02                                Representations and Warranties of Parent.  Parent, Purchaser and Jeffrey B. O’Neill represent and warrant to the Company as follows:

(a)                                  Organization, Standing and Corporate Power.  Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Purchaser, for those jurisdictions where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a material adverse effect on Parent.  Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a material adverse effect on Parent.  Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its and the Purchaser’s certificate of incorporation and by-laws (or similar organizational documents).

(b)                                 Authority; Noncontravention.  Each of Parent and Purchaser has all requisite power, corporate or other, and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.  The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and

Purchaser of the Transactions have been duly authorized by all necessary action, corporate or other, on the part of Parent and Purchaser.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.  The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws (or similar organizational documents) of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, instrument, permit or license to which Parent or any of its subsidiaries is a party or by which Parent, any of Parent’s subsidiaries or any of their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) reasonably be expected to materially impair or delay the ability of Parent to perform its obligations under this Agreement.  No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Parent, Purchaser or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated hereby, except for: (1) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; (2) the filing of the Certificate of Merger and the Surviving Corporation Certificate with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (3) if required, the filing of a pre-merger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions, if applicable, and the expiration of any mandatory waiting periods thereunder; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) reasonably be expected to materially impair or delay the ability of Parent or Purchaser to perform its obligations under this Agreement.

(c)                                  Information Supplied.  None of the information supplied or to be supplied by Parent, Purchaser or Jeffrey B. O’Neill specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)                                 Ownership of Company Common Stock.  As of the date hereof, Parent, Purchaser and their respective subsidiaries beneficially own (as defined in Rule 13d-3 under the Exchange Act but including, for the purposes of this paragraph, shares to be transferred pursuant to the Commitment Letters executed by Jeffrey B. O’Neill and the Parent Equity Sponsors) an aggregate of: (i) 906,771 shares of Class A Common Stock, (ii) 2,080,017 shares of Class B Common Stock (which number includes the Class A Common Stock immediately referred to above as such stock is convertible into Class B Common Stock), (iii) no shares of Senior Preferred Stock and (iv) no shares of Company Preferred Stock.

(e)                                  Financing Capability.  Parent has received commitment letters from certain lenders (the “Debt Commitments”) with respect to loans aggregating $59.43 million, $39.30 million of which is available for payment of the Merger Consideration, and subscription agreements from certain equity investors (the “Equity Commitments”) for equity investments in Parent aggregating $38.02 million (the Debt Commitments and the Equity Commitments, collectively, the “Commitment Letters”).  Copies of each Commitment Letter have been delivered to the Company prior to the date hereof.  The funds to be provided pursuant to the Commitment Letters, will be sufficient for consummation of the transactions contemplated hereby and payment of the Merger Consideration.

(f)                                    Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or Jeffrey B. O’Neill.

(g)                                 No Prior Activities.  Purchaser was formed solely for the purpose of engaging in the Transactions, has no subsidiaries and has undertaken no business activities other than in connection with entering into this Agreement and engaging in the Transactions.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01                                Conduct of Business of the Company.  Except as: (i) set forth in Section 4.01 of the Company Disclosure Schedule; (ii) otherwise expressly permitted, required or specifically contemplated by this Agreement; or (iii) consented to by Parent, such consent not to be unreasonably withheld or delayed; during the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other current key employees and to maintain satisfactory relationships with those persons having significant business dealings with them.  Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit the Company Subsidiary to:

(a)                                  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of the date hereof in accordance with their present terms or issued pursuant to Section 4.01(b), or (z) except pursuant to agreements entered into prior to the date hereof with respect to the Company Stock Option Plans, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)                                 issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than: (i) Company Stock Options granted under clause (y) below; or (ii) the issuance of Company Common Stock upon (A) the exercise of Company Stock Options or (B) in connection with other awards under the Company Stock Option Plans, which in the case of either (A) or (B) are (x) outstanding as of the date hereof in accordance with their present terms or (y) granted after the date hereof with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, otherwise granted after the date hereof);

(c)                                  amend its certificate of incorporation or by-laws;

(d)                                 acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

(e)                                  sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

(f)                                    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than a wholly owned subsidiary, except in the ordinary course of business consistent with past practice;

(g)                                 take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(h)                                 authorize, or commit or agree to take, any of the foregoing actions.

Section 4.02                                No Solicitation by the Company.

(a)                                  The Company shall, and it shall cause the Company Subsidiary to, and it shall use its reasonable best efforts to cause each of the Company’s and the Company’s Subsidiary’s respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, but excluding each of the Parent Equity Sponsors (as defined in Section 8.03), Jeffrey B. O’Neill and any investment banker, financial advisor, attorney, accountant or other representative retained by Jeffrey B. O’Neill or any of the Parent Equity Sponsors) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Company Takeover Proposal (as defined below).  The Company shall, and it shall cause the Company Subsidiary to, promptly after the Company Stockholder Approval, require any party that previously received any confidential information of the Company or the Company Subsidiary in connection with any Company Takeover Proposal to immediately return or destroy such information.  The Company shall not, nor shall it permit the Company Subsidiary to, nor shall it authorize or permit any of its or the Company Subsidiary’s directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or the Company Subsidiary to, directly or indirectly through another person, (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes any Company Takeover Proposal or (ii) solicit, initiate, encourage, facilitate or otherwise participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the receipt of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with outside counsel, that it is required in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, the Company may, in response to a Company Takeover Proposal not solicited in violation of this Section 4.02(a) that the Company Board believes in good faith could reasonably be expected to result in a Company Superior Proposal (as defined in Section 4.02(b)), subject to providing prior written notice of its decision to take such action to Parent (the “Company Notice”) and compliance with Section 4.02(c), following delivery of the Company Notice (x) furnish information with respect to the Company to any person making such a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel), provided that, such information is also provided to Parent at or before such time, and (y) participate in discussions or negotiations regarding such a Company Takeover Proposal.  For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company, (x) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning (as defined in Rule 13d-3 under the Exchange Act) 25% or more of any class of equity securities of the Company, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions.

(b)                                 Except as expressly permitted by this Section 4.02, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the

Company Board or any committee thereof of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal.  Notwithstanding the foregoing, in the event that, prior to the receipt of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with the Company’s outside advisors, including outside counsel, that a Company Takeover Proposal is a Company Superior Proposal, and it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and the Company has fully complied with this Section 4.02, the Company Board may (subject to this and the following sentences) (x) withdraw or adversely modify its approval or recommendation of the Transactions or the matters to be considered at the Company Stockholders Meeting, (y) approve or recommend such Company Superior Proposal and/or (z) terminate this Agreement and, if it so chooses, enter into a Company Acquisition Agreement with respect to such Company Superior Proposal, but only after three business days following Parent’s receipt of a written notice (a “Notice of Adverse Recommendation”) advising Parent that the Company Board is prepared to terminate this Agreement (which notice shall include all information required in a Company Notice) and only if, during such three business day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated herein on such adjusted terms; it being understood and agreed that any material change in the terms and conditions of the Superior Proposal following such negotiations with Parent shall require a new Notice of Adverse Recommendation from the Company to Parent and a new three business day period.  In determining whether to send a Notice of Adverse Recommendation in response to a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.  For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment to be more favorable to the Company’s stockholders from a financial perspective than the Merger and, in the good faith judgment of the Company Board, is reasonably capable of being consummated.

(c)                                  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall (i) promptly advise Parent of any Company Takeover Proposal, which notice shall specify the material terms and conditions of the Company Takeover Proposal and identify the person making such proposal, (ii) keep Parent fully informed of the status thereof and (iii) as soon as practicable provide Parent copies of such Company Takeover Proposal and any correspondence relating thereto.

(d)                                 Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside advisors, failure so to disclose would be inadvisable or inconsistent with its obligations under applicable law.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01                                Stockholders’ Meeting; Proxy Statement.

(a)                                  The Company, acting through the Company Board, shall, in accordance with applicable law:

(i)                                     as soon as reasonably practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable after the date of this Agreement) for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement; provided that if in accordance with the terms of the Voting Agreement, SBIC Partners, L.P., a Texas limited partnership, provides its written consent to approve and adopt this Agreement and the Transactions, the Company shall in lieu of such special meeting of the Company’s stockholders take such other action as is required or advisable to comply with applicable law concerning stockholder notice and approval of this Agreement and the Transactions (the stockholder approval under this Section 5.01(a)(i), the “Company Stockholders Meeting”));

(ii)                                  prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the “Proxy Statement”), to be mailed to its stockholders; provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its outside counsel;

(iii)                               include in the Proxy Statement, if any, the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv)                              if applicable, use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger.

(b)                                 Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

Section 5.02                                Access to Information; Confidentiality.  To the extent permitted by applicable law and subject to the Agreement dated January 13, 2004, by and between Jeffrey B. O’Neill and the Company (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors, financing sources and their advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request.  No review pursuant to this Section 5.02 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by the Company.  Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 5.03                                Reasonable Best Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Nothing set forth in this Section 5.03 will limit or affect actions permitted to be taken pursuant to Section 4.02.

Section 5.04                                Indemnification, Exculpation and Insurance.

(a)                                  The Surviving Corporation shall indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from the Company and the Company Subsidiary (and any other subsidiary formed after the date hereof in the ordinary course of business or with the consent of Parent) as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and the Surviving Corporation in the Merger shall assume, without further action, as of the Effective Time any indemnification agreements of the Company in effect as of the date hereof.  The Surviving Corporation shall advance expenses to any such person promptly upon receipt of an undertaking from such person that such expenses shall be repaid should it be ultimately determined that such person is not entitled to indemnification.  In addition, from and after the Effective Time, directors and officers of the

Company who become directors or officers of the Surviving Corporation or any of its subsidiaries will be entitled to indemnification under the Surviving Corporation’s or any of its subsidiaries’ certificate of incorporation and by-laws (or comparable organizational documents), as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of the Surviving Corporation or any of its subsidiaries.

(b)                                 In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) except for any disposition of assets by the Surviving Corporation required by applicable law in connection with the Merger, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.04.

(c)                                  For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies of the Surviving Corporation or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers.

(d)                                 The provisions of this Section 5.04 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.  Each indemnified party is an intended third party beneficiary

Section 5.05                                Fees and Expenses.  Except as provided in this Section 5.05, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(a)                                  In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e)(ii) or by the Parent or Purchaser pursuant to Section 7.01(f)(ii), and the Company enters into a definitive agreement to consummate, or consummates, a transaction contemplated by any Company Takeover Proposal within nine (9) months of the date of such termination, then immediately prior to the consummation of such transaction, the Company shall pay Parent a fee of an amount equal to $1.8 million by wire transfer of same day funds.

(b)                                 In the event that (i) a Pre-Termination Takeover Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by either Parent or the Company and (ii) within nine (9) months following the date of such termination the Company enters into a Company Acquisition Agreement to consummate, or consummates, a transaction contemplated by any Company Takeover Proposal, then immediately prior to the consummation of such transaction, the Company shall pay Parent a fee of an amount equal to $1.8 million by wire transfer of same day funds.  A “Pre-Termination Takeover Proposal Event” shall be deemed to occur if a Takeover Proposal shall have been publicly made directly to the Company’s stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal.

(c)                                  In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e)(ii) or by the Parent or Purchaser pursuant to Section 7.01(f)(ii), or if a Pre-Termination Takeover Proposal Event shall occur and thereafter this Agreement is terminated by either Parent or the Company, then within one business day after the later of the date of such termination or the presentation by Parent to Company of a demand for reimbursement of expenses incurred by Parent in connection with this Agreement and the proposed Transactions (the “Expenses”), the Company shall reimburse Parent for the amount of such Expenses (not to exceed $500,000 in the aggregate) by wire transfer of same day funds.  For the avoidance of doubt, no payment required by this Section 5.05(c) shall in any way reduce or be credited against any payment required by Section 5.05(a) or (b).

Section 5.06                                Public Announcements.  Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07                                Employee Benefit Plans.

(a)                                  Parent hereby agrees that individuals who are employed by the Company and its subsidiaries as of the Closing shall continue to be employed by the Surviving Corporation and its subsidiaries immediately following the Closing.  Neither this Section 5.07 nor any other provision of this Agreement shall limit the ability or right of the Company to terminate the employment of any of its employees after the Closing (subject to any rights of any such employee pursuant to any contract, agreement, arrangement, policy, plan or commitment).

(b)                                 Parent hereby agrees that immediately following the Closing the Surviving Corporation shall maintain the Company Benefit Plans as in effect on the date of this Agreement; provided, however, that neither this Section 5.07 nor any other provision of this Agreement shall require Parent or the Surviving Corporation to provide any specific form of benefit or limit the right or ability of Parent or the Surviving Corporation to establish, amend or terminate any employee benefit plan of Parent or the Surviving Corporation (including, without limitation the Company Benefit Plans) at any time following the Closing (subject to the terms and conditions of such Company Benefit Plans and applicable law).

Section 5.08                                Escrow.  Concurrently with or prior to the execution of this Agreement, Jeffrey O’Neill will deposit $500,000 in cash and 364,964 shares of Company Common Stock into an escrow account (the “Escrow Amount”) pursuant to the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Escrow Amount shall be disbursed in accordance with the terms of the Escrow Agreement.

Section 5.09                                Parent Equity Sponsor Letter Agreements.  Concurrently with or prior to the execution of this Agreement, each of the Parent Equity Sponsors (as defined in Section 8.03) shall have executed a letter agreement with the Company in substantially the form set forth in Exhibit B.

Section 5.10                                Voting Agreement.  Concurrently with or prior to the execution of this Agreement, SBIC Partners, L.P., a Texas limited partnership, shall have executed a voting agreement with Parent in substantially the form set forth in Exhibit C (the “Voting Agreement”).

Section 5.11                                Purchaser Compliance.  Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01                                Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule, regulation or injunction, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (individually, a “Restraint” and collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(c)                                  Antitrust Filings. The waiting period, if any (and any extension thereof), applicable to the Merger under the HSR Act shall have been terminated or, to the extent applicable, all approvals under such requirements shall have been obtained.

Section 6.02                                Conditions to the Obligation’s of Parent and Purchaser to Effect the Merger.  The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Parent Financing.  Funding in the amount of $97.45 million shall be available to Parent pursuant to the Commitment Letters.

(b)                                 Absence of Breach by the Company.  (i) The Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time and (ii) all representations and warranties of the Company contained herein qualified as to materiality will be true and correct, and all representations and warranties of the Company contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct (if not so qualified as to materiality) in all material respects as of such time, except where all of such breaches, individually or in the aggregate, have not resulted in and would not result in a material adverse effect on the Company or its ability to consummate the Transactions.

(c)                                  Absence of Material Adverse Change.  There shall have been no material adverse change in the Company.

(d)                                 Number of Shares Exercising Appraisal or Dissenter’s Rights.  The sum of the number of shares of Company Common Stock as to which rights of appraisal or dissenters’ rights have been exercised as referred to in Section 2.03 shall not exceed ten percent of the total the number of shares of Company Common Stock outstanding on the Effective Date.

Section 6.03                                Conditions to the Obligation’s of the Company to Effect the Merger.  Parent, Purchaser and Jeffrey B. O’Neill shall have performed in all material respects all of their respective covenants and obligations required by this Agreement to be performed or complied with by Parent, Purchaser or Jeffrey B. O’Neill on or prior to the Effective Time.

Section 6.04                                Frustration of Closing Conditions.  None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in Section 6.01 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01                                Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Company stockholders or any adjournment thereof;

(c)                                  by either Parent or the Company if any Restraint having any of the effects set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(d)                                 by either Parent or the Company if the Merger shall not have been consummated by July 31, 2004; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used its reasonable best efforts to consummate the Merger, as required by and subject to Section 5.03;

(e)                                  by the Company:

(i)                                     if Parent, Purchaser or Jeffrey B. O’Neill shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 10 business days after the giving of written notice to Parent, Purchaser or Jeffrey B. O’Neill, as applicable, and such breach or failure to perform would result in the failure to satisfy the condition set forth in Section 6.03; or

(ii)                                  if the Company Board shall have exercised its termination rights set forth in Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this Section 7.01(e)(ii) to be deemed effective, the Company shall have complied with all provisions of Section 4.02, including the notice provisions therein.

(f)                                    by Parent or Purchaser:

(i)                                     if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 10 business days after the giving of written notice to the Company, and such breach or failure to perform would result in the failure to satisfy one or more conditions set forth in Section 6.02; or

(ii)                                  if the Company Board withdraws or adversely modifies its approval or recommendation of the Transactions to be considered at the Company Stockholders Meeting, whether or not permitted by the terms of this Agreement.

Section 7.02                                Effect of Termination.  In the event of termination of this Agreement by either the Company, Parent or Purchaser as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of the last sentence of Section 5.02, Section 5.05, Section 5.08, this Section 7.02 and Article VIII, which provisions survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03                                Amendment.  This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders.

Section 7.04                                Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01                                Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02                                Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or Purchaser, to:

Jeffrey B. O’Neill
607 Airpark Road
Napa, California  94558
Telecopy No.:  (707) 256-2068

with a copy to:

Gibson, Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, California 90071
Telecopy No:  (213) 229-7520

Attention:  Gregory L. Surman, Esq.

(b)                                 if to the Company, to

Golden State Vintners, Inc.
607 Airpark Road
Napa, California  94558
Telecopy No.: (707) 254-4920
Attention:  John G. Kelleher

with copies to:

Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, California 94104
Telecopy No.: (415) 954-4480
Attention:  Daniel E. Cohn, Esq.

Section 8.03                                Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b)                                 “Environmental Law” means any foreign, federal, state or local law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances;

(c)                                  “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law;

(d)                                 “Hazardous Substances” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (ii) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste or for which liability or standards of care are imposed under any applicable Environmental Law;

(e)                                  “force majeure” means any cause or circumstance beyond a party’s reasonable control, including, but not limited to, any act of God, fire, flood, war, terrorism, explosion, civil commotion, and acts of any governmental authority;

(f)                                    “knowledge” of any person which is not an individual means the actual knowledge of such person’s executive officers;

(g)                                 “material adverse change” or “material adverse effect” means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i)  the economy of the United States in general, (ii) this Agreement and the transactions contemplated hereby or the announcement thereof or (iii) the industry in which the Company or Parent, as the case may be, operates in general, and not specifically relating to the Company or Parent or their respective subsidiaries, and the terms “material” and “materially” have correlative meanings;

(h)                                 “Parent Equity Sponsors” means Paul Violich, Hank Uberoi, Sterling Management Trust, Peter Mullin, Scott Seligman, Bruce Taylor, Doug Bratton, William Hallman and Constellation Brands, Inc., a Delaware corporation.

(i)                                     “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(j)                                     a “subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 8.04                                Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents, index of terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

Section 8.05                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06                                Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 2.02, Section 2.04, Section 2.05 and Section 5.04, are not intended to confer upon any person other than the parties any rights or remedies.  For the avoidance of doubt, nothing in this Agreement shall supersede or otherwise invalidate any other agreement between Jeffrey O’Neill and any shareholder of the Company who is not party to this agreement (even if such other agreement deals with the subject matter hereof).

Section 8.07                                Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.08                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent; provided that Parent shall be obligated to cause such subsidiary to comply with its obligations under or related to this Agreement.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.09                                Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

Section 8.10                                Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11                                Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

O’NEILL ACQUISITION CO. LLC

By:	/s/ Jeffrey B. O’Neill
Name: Jeffrey B. O’Neill
Title:

O’NEILL ACQUISITION CORP.

By:	/s/ Jeffrey B. O’Neill
Name: Jeffrey B. O’Neill
Title:

JEFFREY B. O’NEILL

By:	/s/ Jeffrey B. O’Neill
Name: Jeffrey B. O’Neill

GOLDEN STATE VINTNERS, INC.

By:	/s/ Jeffrey J. Brown
Name:
Title:

Exhibit A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and entered into as of this 7th day of March, 2004, by and among Jeffrey B. O’Neill, an individual (“O’Neill”), Golden State Vintners, Inc., a Delaware corporation (the “Company”), and U.S. Bank, National Association, a national banking association (the “Escrow Agent”).  Reference is made to the definitions of certain terms in Section 1.1. hereof.

W I T N E S S E T H

WHEREAS, the Company, O’Neill, O’Neill Acquisition Co., LLC, a Delaware limited liability company, and O’Neill Acquisition Corp., a Delaware corporation and wholly owned subsidiary of O’Neill Acquisition Co. LLC, have entered into an Agreement and Plan of Merger dated as of March 7, 2004 (the “Merger Agreement”); and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, O’Neill has agreed to enter into this Escrow Agreement and to deposit the property described herein with the Escrow Agent.

NOW, THEREFORE, in consideration of the premises, the covenants set forth herein, the benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, O’Neill, the Company and the Escrow Agent hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1.  Definitions.  Whenever used in this Escrow Agreement, the following words, when capitalized and unless otherwise expressly provided or unless the context otherwise requires, shall have the following meanings:

Deposit:  Five Hundred Thousand Dollars ($500,000) and a certificate representing 364,964 shares of the Company’s common stock (the “Shares”).

Escrow:  The Deposit, and any interest or earnings thereon, which funds and property shall be held by the Escrow Agent in accordance with this Escrow Agreement.

Escrow Agreement:  This Escrow Agreement.

Escrow Expenses:  Reasonable expenses incurred by the Escrow Agent and compensation for the Escrow Agent’s performance of its duties hereunder, including reasonable attorneys’ and accountants’ fees and expenses.

Party:  When used in the singular, either O’Neill, the Company, or the Escrow Agent, as the context requires, and when used in the plural, O’Neill, the Company and the Escrow Agent.

Proceeds:    Whatever is receivable or received when and if the Shares or proceeds are involuntarily sold, exchanged, collected or otherwise disposed of.

All other capitalized terms that are not defined in this Escrow Agreement, but that are defined in the Merger Agreement, shall have the meanings assigned to them in the Merger Agreement unless the context otherwise requires.

Section 1.2.  Singular and Plural.  Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 1.3.  Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Escrow Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document; provided, however, that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

ARTICLE II
ACCEPTANCE AND DELIVERY OF ESCROW

Section 2.1.  Acceptance.  O’Neill will, promptly after the execution hereof (and in no event later than 11:00 a.m. California time on March 12, 2004), deliver the Deposit to the Escrow Agent (the receipt of which will be confirmed by the Escrow Agent to the Parties in writing as soon as possible, but in any event within one business day of receipt).  The Escrow Agent hereby confirms its acceptance of the duties and responsibilities imposed upon it by this Escrow Agreement, and further confirms its agreement to receive, hold, and distribute the Escrow upon and subject to the terms and conditions set forth in this Escrow Agreement until the termination of the Escrow pursuant to Section 5.1 of this Escrow Agreement.

Section 2.2  Incumbency Certificate.  The Company has previously executed and delivered to the Escrow Agent a certificate of incumbency substantially in the form of Exhibit A hereto for the purpose of establishing the identity of the representatives of the Company entitled to issue instructions or directions to the Escrow Agent on behalf of the Company.  In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the Company.

Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then-current incumbency certificate on file with the Escrow Agent.

Section 2.3  Forms W-8/W-9.  O’Neill and the Company shall each furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

ARTICLE III
DUTIES OF THE ESCROW AGENT

Section 3.1.  Investment of Escrow Fund.

(a)                                  The Escrow Agent shall invest the cash portion of the Escrow at the written direction of O’Neill in one or more of the following investments, or in such other investments as O’Neill shall designate in writing (“Permitted Investments”):

(i)                                     Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America and which do not have a maturity in excess of one hundred and twenty (120) days;

(ii)                                  Repurchase agreement with banks, brokers and/or the Escrow Agent involving securities of the kind described in subsection (i) above; or

(iii)                               Money market mutual funds authorized to invest in securities and repurchase agreements of the type described in subsection (i) above, including funds managed by the Escrow Agent or one of its subsidiaries or affiliates.

(b)                                 The Escrow Agent shall hold the certificate representing the Shares.  For the avoidance of doubt, the Escrow Agent shall not sell or otherwise dispose of the Shares, except as expressly provided in Section 3.2 hereof.

(c)                                  The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow or the purchase, sale, retention or other disposition of any Permitted Investment.

(d)                                 No Permitted Investment shall mature later than July 31, 2004.  Interest and other earnings on the Escrow shall be added to the Escrow and shall be subject to the terms of this Escrow Agreement.  Any loss or expense incurred as a result of an investment will be borne by the Escrow.  In the event that the Escrow Agent does not receive directions to invest the Escrow, the Escrow Agent shall invest such funds in 90 day United States treasury bills.

(e)                                  The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent shall send statements to each of the Parties hereto on a monthly basis reflecting activity in the Escrow for the preceding month.

(f)                                    The Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein:

(g)                                 O’Neill and the Company acknowledge and agree that the delivery of the Escrow is subject to the sale and final settlement of Permitted Investments.  Proceeds of a sale of Permitted Investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

Section 3.2.  Disbursements from Escrow.  The Escrow Agent will disburse the Escrow:

(a) to the Company within five business days of the Escrow Agent’s receipt of a notice jointly executed by O’Neill and the Company stating that:  “The Company is entitled to receive the escrow funds because (i) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement have been duly performed by the Company and the Company is not otherwise in breach of any provision of the Merger Agreement, and (ii) all of the conditions to Parent and Purchaser’s obligations to effect the Merger are satisfied except for the condition set forth in Section 6.02(a) of the Merger Agreement;”

(b) to O’Neill within five business days of the Escrow Agent’s receipt of a notice jointly executed by O’Neill and the Company stating that:  “O’Neill is entitled to receive the escrow funds pursuant to the terms of the Merger Agreement;”

(c) to O’Neill five business days after July 31, 2004 if the Escrow Agent has not received a written demand from the Company that the Escrow Agent disburse the Escrow to the Company by the date of such disbursement; provided, however, that, notwithstanding the receipt by the Escrow Agent of such a demand from the Company, the Escrow Agent shall not disburse the Escrow to the Company in such circumstances unless one of the other provisions of this Section 3.2 is also satisfied;

(d) to the Company within five business days of the Escrow Agent’s receipt of a notice jointly executed by O’Neill and the Company stating that:  “The Company is entitled to receive the escrow funds because the Company terminated the Merger Agreement pursuant to Section 7.01(e)(i) of the Merger Agreement;”

(e) to the Company pursuant to a final, non appealable, court order determining that (i) the conditions referred to in (a)(i) and (ii) above have been satisfied or (ii) the Merger Agreement was terminated and the conditions referred to in (d) above have been satisfied; or

(f) to O’Neill pursuant to a final, non appealable, court order determining that the Merger Agreement was terminated and (i) the conditions in (a)(i) and

(ii) above were not satisfied and (ii) the conditions referred to in (d) above were not satisfied.

Section 3.3.  Other Duties.  The Escrow Agent shall have authority to engage in any additional acts reasonably necessary to preserve the Escrow and to fulfill the Escrow Agent’s duties under this Escrow Agreement.  In the event of a dispute or question as to the Escrow Agent’s duties, or the uncertainty of the Escrow Agent as to how to proceed in a situation not explicitly addressed by the terms of this Escrow Agreement, whether because of conflicting demands by the other Parties hereto or otherwise, the Escrow Agent may, in its discretion (a) interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or (b) continue to hold the Escrow until the Escrow Agent has received instructions jointly executed by O’Neill and the Company or until a final judgment of a court of competent jurisdiction shall determine the rights of the Parties to the Escrow.

The Escrow Agent has only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other Parties hereto in connection herewith, including, without limitation, the Merger Agreement.  This Escrow Agreement sets forth all matters pertinent to the Escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other Agreement.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE REASONABLE COMMERCIAL STANDARDS OF THE BANKING BUSINESS, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE IV
THE ESCROW AGENT

Section 4.1.  Representations and Warranties of the Escrow Agent.  The Escrow Agent represents and warrants to O’Neill and the Company that:

(i)                                     The Escrow Agent is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America.

(ii)                                  The Escrow Agent has full power, authority and legal right to execute, deliver and perform this Escrow Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Escrow Agreement.

(iii)                               This Escrow Agreement has been duly executed and delivered by the Escrow Agent, and, assuming the due execution and delivery by the other Parties hereto, constitutes the valid, legal and binding agreement of the Escrow Agent.

(iv)                              The execution, delivery and performance by the Escrow Agent of this Escrow Agreement will not violate any provision or any law or regulation governing the Escrow Agent.

Section 4.2.  Standard of Care; Exculpation; Indemnity.

(a)                                  The Escrow Agent, including its officers, directors, employees and agents, shall be, and hereby is indemnified and held harmless by O’Neill and the Company, in equal shares, from all losses, claims, damages, liabilities, costs and expenses, including reasonable costs of investigation, counsel fees and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Escrow Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter.  Such amounts shall be Escrow Expenses.  Agent shall have a first lien on the property and papers held under this Escrow Agreement for such Escrow Expenses.

(b)                                 The Escrow Agent may rely, and shall be fully protected in acting, upon any opinion, notice, order or other instrument or document which the Escrow Agent reasonably believes to be genuine and to have been signed or presented by the proper Party or Parties, and the Escrow Agent may conclusively rely on the truth of the statements and correctness of the facts and opinions expressed therein.  The Escrow Agent may consult with counsel or accountants selected by the Escrow Agent and any such opinion of counsel or accountants appointed with reasonable care shall constitute the full and complete authorization with respect to any action taken or suffered by the Escrow Agent in accordance therewith.  The Escrow Agent shall not be responsible for any loss or damage resulting from any action or non-action taken or omitted in reliance upon any such opinion; provided, that in the event that loss or damage to either O’Neill or the Company does occur as a direct result of such reliance, the Escrow Agent may be named in an action brought by either O’Neill or the Company to recover such loss or damages in order to permit the damaged Party to proceed against such counsel or accountants.

(c)                                  The provisions of this Section 4.2 and Section 4.3 will survive the termination of this Escrow Agreement or the resignation or the removal of the Escrow Agent.

Section 4.3.  Compensation and Expenses.  The Escrow Agent shall be entitled to be reimbursed and compensated for the Escrow Expenses, pursuant to the fee schedule attached hereto as Schedule A.  All Escrow Expenses shall be shared equally by O’Neill and the Company.  O’Neill and the Company shall each pay their portion of the initial first year’s escrow fee within 10 business days of the execution of this

Escrow Agreement and shall thereafter pay their share of Escrow Expenses within a reasonable time after written notice thereof from the Escrow Agent.

Section 4.4.  Resignation and Removal.  The Escrow Agent may resign by an instrument in writing signed by the Escrow Agent and delivered to O’Neill and the Company not less than thirty (30) days prior to the date such resignation is to be effective.  The Escrow Agent may be removed by written agreement of O’Neill and the Company.  The resignation and removal of the Escrow Agent shall not operate to terminate the Escrow created by this Escrow Agreement, to revoke any existing agency created pursuant to the terms of this Escrow Agreement, or to invalidate any action theretofore taken by the Escrow Agent.  Upon any resignation or removal of the Escrow Agent hereunder, the Company shall designate a successor Escrow Agent, subject to the consent of O’Neill (such consent shall not be unreasonably withheld or delayed).  Upon the appointment of a successor Escrow Agent, the retiring Escrow Agent shall:  (a) promptly execute and deliver such documents, instruments and other writings as may be reasonably required by the successor Escrow Agent to effect the termination of the retiring Escrow Agent’s capacity under this Escrow Agreement and the conveyance of the assets of the Escrow then held by the retiring Escrow Agent to the successor Escrow Agent; (b) deliver to the successor Escrow Agent copies of all documents, instruments, records and other writings related to the Escrow as may be in the possession of the Escrow Agent; (c) and otherwise assist and cooperate in effecting the assumption of the obligations and functions of such Escrow Agent.  Every successor Escrow Agent appointed hereunder shall execute, acknowledge, and deliver to O’Neill and the Company and to the retiring Escrow Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Escrow Agent under this Escrow Agreement.

ARTICLE V
TERMINATION

Section 5.1.  Termination.  This Escrow Agreement shall terminate, and the Escrow Agent shall be discharged from all further duties (except as otherwise provided herein) and liabilities under this Escrow Agreement at the date upon which all of the assets in the Escrow shall have been disbursed by the Escrow Agent in accordance with Section 3.2 of this Escrow Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1.  Dispute Resolution.  The Parties hereby agree that this Escrow Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.  The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Escrow

Agreement and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Escrow Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The Parties hereby consent to and grant any such court’s jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.7 of this Escrow Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 6.2  Attorney’s fees.  The Parties hereby agree that in the event of any action, suit or proceeding for the interpretation or enforcement of the terms of this Escrow Agreement, the Party prevailing in such action, suit or proceeding shall be entitled to recover, in addition to any other amounts awarded to such prevailing Party, such prevailing Party’s attorney’s fees incurred in connection with such action, suit or proceeding.

Section 6.3.  Taxes.

(a)                                  All federal, state, and local taxes (including income taxes) related to any income derived from or otherwise related to the assets of the Escrow are the responsibility of O’Neill; provided, however, that if the funds are ultimately disbursed to the Company pursuant to the provisions of Section 3.2(a) hereof, then the Company shall reimburse O’Neill for any such taxes actually paid by O’Neill.  Nothing in this Escrow Agreement should be construed to provide that the Escrow Agent is in any manner responsible for preparing or filing income tax returns or paying income taxes on behalf of the Company or O’Neill.

(b)                                 The Escrow Agent shall report to the Internal Revenue Service on Form 1099 or otherwise, as of each calendar year-end, and to O’Neill and the Company as applicable, all income earned from the investment of any sum held in the Escrow, as and to the extent required under the provisions of the Internal Revenue Code of 1986 (the “Code”) and its regulations, as amended.  Any such income so reported shall be reported as income of O’Neill.

(c)                                  O’Neill is required to prepare and file any and all income or other tax returns applicable to the Escrow with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned on the Escrow as and to the extent required under the provisions of the Code and its regulations.

Section 6.4.  No Waiver.  Remedies herein are to be deemed as cumulative and nonexclusive of each other.  In no event shall a term or provision of this Escrow

Agreement be deemed to have been waived, modified or amended, unless said waiver, modification or amendment is in writing and signed by the Parties hereto.

Section 6.5.  No Joint Venture.  Nothing in this Escrow Agreement shall be deemed to create a partnership or joint venture among the Parties.  Except as expressly set forth herein, no Party shall have any authority to bind or commit the other Party.

Section 6.6.  Payment Terms.  All payments to be made by any Party pursuant to this Escrow Agreement shall be made in lawful money of the United States, immediately available funds, at the location set forth in Section 6.6 of this Escrow Agreement or at such other location as the receiving Party shall specify.

Section 6.7.  Notices.  All notices, requests, demands, instructions, and other communications which are required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given upon the delivery by overnight mail or facsimile, or mailing thereof by registered or certified mail, return receipt requested, postage prepaid to:

If to O’Neill:

(a)                                  Jeffrey B. O’Neill
607 Airpark Road
Napa, California 94558
Fax:  (707) 254-4920

With a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Fax:  (213) 229-7520
Attention:  Gregory L. Surman, Esq.

If to the Company:

(b)                                 Golden State Vintners, Inc.
607 Airpark Road
Napa, California 94558
Fax:  (707) 254-4920
Attention:  John G. Kelleher

With a copy to:

Farella Braun & Martel LLP
235 Montgomery Street
San Francisco, California 94104
Fax:  (415) 954-4480
Attention:  Daniel E. Cohn, Esq.

If to the Escrow Agent:

(c)                                  U.S. Bank, National Association
One California Street, Suite 2550
San Francisco, CA 94111
Fax:  (415) 273-4591
Attention:  Sheila K. Soares, Vice President

Whenever any Party gives any notice to any other Party hereunder, the Party giving such notice shall, at the same time, give copies of such notice to all other Parties.

Section 6.8.  Headings.  The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

Section 6.9.  Counterparts.  This Escrow Agreement, and any notices or instructions hereunder, may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 6.10.  Merger; Successors and Assigns.  Any banking association or banking corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any banking corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or banking corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties hereto, anything herein to the contrary notwithstanding.  This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each Party hereto.

Section 6.11.  Record and Beneficial Ownership Right to Vote Shares.  For the avoidance of doubt, O’Neill shall remain the record and beneficial owner of the Shares, unless and until such time, if ever, as the Shares are to be disbursed to the Company pursuant to Section 3.2 of this Escrow Agreement.  Furthermore, until such time, O’Neill shall retain, and nothing in this Agreement shall affect, O’Neill’s right to vote the Shares in his sole discretion on any matter submitted to a vote, consent or other approval (including by written consent) of the stockholders of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed by their respective officers thereunto duly authorized, as applicable, all as of the date first written above.

GOLDEN STATE VINTNERS, INC.

By:	/s/ Jeffrey J. Brown
Name:
Title:

JEFFREY B. O’NEILL

By:	/s/ Jeffrey B. O’Neill

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name:
Title:

GOLDEN STATE VINTNERS, INC.

CERTIFICATE OF INCUMBENCY

The undersigned, being the                                                  of Golden State Vintners, Inc. (the “Company”), do hereby certify that the following is a list of certain officers of the Company, their titles and their specimen signatures.

Name and Title	Signature

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Company this          day of March, 2004.

(seal)
Name:
Title:

The undersigned, an officer of the Company, hereby certifies that                                                  is the duly elected and qualified and acting                                                  of the Company and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name this          day of March, 2004.

Name:
Title:

AMENDMENT NO. 1

TO

ESCROW AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), to the Escrow Agreement (the “Escrow Agreement”) made and entered into the 8th day of March, 2004, by and among Jeffrey B. O’Neill, an individual (“O’Neill”), Golden State Vintners, Inc., a Delaware corporation (the “Company”), and U.S. Bank, National Association, a national banking association (the “Escrow Agent”), is hereby made and entered into this 23rd day of March, 2004, by and among O’Neill, the Company and the Escrow Agent.

W I T N E S S E T H

WHEREAS, O’Neill, the Company and the Escrow Agent are the original parties to the Escrow Agreement; and

WHEREAS, O’Neill, the Company and the Escrow Agent agree to amend the Escrow Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants set forth herein, the benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.               Defined Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Escrow Agreement.

2.               Amendment to First WHEREAS Clause.  The first WHEREAS clause of the Escrow Agreement is hereby deleted and replaced in its entirety with the following:

WHEREAS, the Company, O’Neill, O’Neill Acquisition Co. LLC, a Delaware limited liability company, and O’Neill Acquisition Corp., a Delaware corporation and wholly owned subsidiary of O’Neill Acquisition Co. LLC, have entered into an Agreement and Plan of Merger, dated as of March 7, 2004 (as the same may be amended or supplemented, the “Merger Agreement”); and

3.               No Other Amendments; Effectiveness.  Except as set forth in this Amendment, the Escrow Agreement is ratified and confirmed in all respects.  This Amendment shall be effective as of the date hereof.

4.               Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed in their individual capacity or by their respective officers hereunto duly authorized, as applicable, all as of the date first written above.

GOLDEN STATE VINTNERS, INC.

By:	/s/ Jeffrey J. Brown
Name:
Title:

JEFFREY B. O’NEILL

By:	/s/ Jeffrey B. O’Neill

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name:
Title:

Exhibit B

Golden State Vintners, Inc.

607 Airpark Road

Napa, California, 94558

April     , 2004

[Name of Parent Equity Sponsor]

[Address of Parent Equity Sponsor]

[City, State  ZIP]

Re:                               Equity Commitment to O’Neill Acquisition Co. LLC

Dear [Name of Parent Equity Sponsor]:

As you are aware, O’Neill Acquisition Co. LLC, a Delaware limited liability company (“Parent”), and O’Neill Acquisition Corp., a Delaware corporation (“Purchaser”), have been formed by Jeffrey B. O’Neill, an individual (“O’Neill”), with the goal of consummating an acquisition of all or substantially all of the stock of Golden State Vintners, Inc., a Delaware corporation (the “Company”).

The Company has been advised by Parent, Purchaser and O’Neill that you and Parent are parties to a Subscription Agreement dated as of April     , 2004 (the “Subscription Agreement”), a copy of which is attached hereto.

As an inducement to the Company to enter into that certain Merger Agreement, dated as of the date hereof, by and among Parent, Purchaser, O’Neill and the Company (the “Merger Agreement”), and in consideration of the benefits to you, Parent and Purchaser of the Merger Agreement, you hereby agree (the “Agreement”) as follows:

1.               Company as Third Party Beneficiary.  You acknowledge and agree that the Company is an intended third party beneficiary of the Subscription Agreement and may enforce or otherwise exercise rights directly against you pursuant to the Subscription Agreement or this Agreement without taking any action against Parent, Purchaser or any other party to another commitment letter.

2.               Liquidated Damages.  Given that it would be impracticable or extremely difficult to determine the amount of damages suffered by the Company in the event of a material breach of the terms of the Subscription Agreement and a failure to close the Merger Agreement, if you materially breach the Subscription Agreement and, and as result of such breach, there is a failure to close the Merger Agreement you hereby agree that (i) you shall be liable to the Company in the amount of the Capital Contribution (as defined in the Subscription Agreement) to be made by you pursuant to the Subscription Agreement as reasonable liquidated damages and (ii) such amount is not intended as a penalty.  In the event that (a) you materially default on your obligations under the Subscription Agreement or this Agreement and (b) Parent, Purchaser or O’Neill fail to consummate the transactions contemplated by the Merger Agreement as a result of such default, you will be liable to the Company for an amount equal to your Capital Contribution, payable immediately to the Company.  The amount of the Capital Contribution payable in cash shall be paid by wire transfer of same day funds to the Company and the amount payable by the delivery of shares of common stock of the Company, if any, shall be satisfied by transfer of such shares to the Company.

3.               Limited Liability.   Except in the case of fraud, and anything to the contrary in this Agreement or the Subscription Agreement notwithstanding, your liability to the Company and Parent under the terms of this Agreement and the Subscription Agreement shall not exceed (in the aggregate) the amount of the Capital Contribution in any circumstance.

4.               Miscellaneous.

(a)          Integration.  This letter agreement, together with the Subscription Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith.

(b)         Investigation.  You have had the opportunity to review the Merger Agreement and conduct such investigations as you feel are necessary to evaluate Parent and Purchaser’s financial condition and ability to perform its obligations under the Merger Agreement.

(c)          Governing Law.  This letter agreement shall be governed by the laws of the State of California, without regard to conflicts of laws principles.  Each of the Company and you consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this letter agreement, the Subscription Agreement or any of the transactions contemplated hereby or thereby.  Each of the Company and you waives any rights it may have and agrees not to assert that it is not subject to the jurisdiction of such courts or the doctrine of forum non conveniens, or to object to venue.

(d)         Counterparts.  This letter agreement may be executed in counterparts, which, when taken together, shall constitute one document.

Very truly yours,

Jeffrey B O’Neill
Golden State Vintners, Inc.

Confirmed and agreed to, as of the date first above written:

By:
Name: [Name of Parent Equity Sponsor]

Exhibit C

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of April 14, 2004, by and among SBIC Partners, L.P., a Texas limited partnership (the “Stockholder”), and O’Neill Acquisition Co. LLC, a Delaware limited liability company (“Parent”).

RECITALS

WHEREAS, Parent, Golden State Vintners, Inc., a Delaware corporation (the “Company”), and O’Neill Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), have entered into an Agreement and Plan of Merger, dated as of April 14, 2004 (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger of Company with and into Purchaser (the “Merger”);

WHEREAS, as of the date hereof, Stockholder beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) Three Million (3,000,000) shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) (the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has requested that the Stockholder enter into this Agreement pursuant to which the Stockholder shall, among other things, vote all of the Subject Shares in favor of the proposal to approve and adopt the Merger Agreement and the Merger, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Agreement to Vote.

(a)                                  Agreement to Vote Subject Shares.  Without limiting Stockholder’s right to vote the Subject Shares in its sole discretion on any unrelated matters that may be submitted to a vote, consent or other approval (including by written consent) of the stockholders of the Company (so long as such matters are not otherwise contrary to Stockholder’s agreement to vote the Subject Shares in the manner set forth in this Section 1), Stockholder agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall vote (or cause to be voted) the Subject Shares (i) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (ii) against the adoption of an Adverse Proposal.  For purposes of this Agreement, the term “Adverse Proposal” means (a) any Company Takeover Proposal, or (b) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):  (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (2) a sale, lease or other similar transfer of all or substantially all of the assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; or (3) any other action that in any way serves to materially interfere with, postpone, prevent or materially and adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

(b)                             Written Consent.  Except as set forth in the second sentence of this Section 1(b), Stockholder agrees that, at 5 pm Pacific Standard Time on April 22, 2004 (the “Consent Delivery Date”) Stockholder shall, pursuant to Section 2.6 of the Bylaws execute and deliver to the Company and Purchaser an action by written consent (in form and substance reasonably acceptable to Purchaser) approving the Merger and the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof, which written consent shall be irrevocable by Stockholder except as set forth in Section 7(iv) below. Notwithstanding anything contained in this Section 1(b) to the contrary, if the Consent Delivery Date would otherwise occur after a Company Notice and/or a Notice of Adverse Recommendation has been delivered to Purchaser with respect to the transactions contemplated by the Merger Agreement then in effect, then the Consent Delivery Date shall be the date that is the seventh business day following the date of the most recent Notice received by Purchaser.

2.  Irrevocable Proxy.

(a)                                  Grant of Proxy.  Stockholder hereby appoints Parent and any designee of Parent, each of them individually, such Stockholder’s proxy and attorney-in-fact during the term of this Agreement, with full power of substitution and re-substitution, to vote or act by written consent with respect to the Subject Shares (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1.  This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholder of its obligations under Section 1.  Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 7, whereupon such proxy and power of attorney shall automatically terminate.  Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  The proxy granted herein is intended to comply with the requirements of Section 212 of the DGCL applicable to irrevocable proxies.

(b)                                 Other Proxies Revoked.  Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

3.  Standstill.   During the term of this Agreement, Stockholder will not, directly or indirectly:  (a) except pursuant to the terms of this Agreement and for the conversion of

Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares; (b) except pursuant to the terms of this Agreement or as otherwise called for by the Merger Agreement, (i) deposit any Subject Shares into a voting trust, (ii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Subject Shares, or (iii) enter into any other agreement or understanding with respect to the voting of any of the Subject Shares; (c) convert or consent to the conversion of any of the Subject Shares into any other class of capital stock or other securities of the Company including without limitation, shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); or (d) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of impairing the ability of Stockholder to perform Stockholder’s obligations under this Agreement or preventing or delaying the consummation of the Merger or any of the other transactions contemplated hereby or by the Merger Agreement.

4.  No Solicitation.   Stockholder further agrees that it shall and it shall use its reasonable best efforts to cause each of its directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates) to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Company Takeover Proposal.  Stockholder shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes any Company Takeover Proposal or (ii) solicit, initiate, encourage, facilitate or otherwise participate in any discussions or negotiations regarding any Company Takeover Proposal.

5.  Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent as follows:

5.1.  Ownership.  Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of any liens except as may arise pursuant to the Letter Agreement, as defined below.  Except for the Subject Shares and except for options or other rights to acquire shares of Class B Common Stock held by certain affiliates of Stockholder, Stockholder does not beneficially own any securities of the Company on the date hereof, and does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote.  Stockholder has the exclusive right to vote the

Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement and other than with respect to Stockholder’s obligations under that certain Letter Agreement dated April 23, 1998 (the “Letter Agreement”) by and among Stockholder, Exeter Venture Management Corporation and Jeffrey B. O’Neill.

5.2.  Organization, Authority.  Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

5.3.  Execution and Delivery. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforceability of creditors’ rights generally.

5.4.  No Conflicts. Subject to compliance with the HSR Act and appropriate filings under securities laws (which Stockholder agrees to make promptly), to the extent applicable, and other than as may be set forth in the Letter Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) Stockholder’s certificate of limited partnership or similar constituent documents, (ii) any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement, or instrument to which Stockholder is a party or by which Stockholder or any of the Subject Shares is bound, or (iii) any injunction, judgment, writ, decree, order or ruling applicable to Stockholder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to prevent, impair, impede or delay the timely performance by Stockholder of its obligations under this Agreement.

5.5.  Reliance.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance under this Agreement.

6.  Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

6.1.  Organization, Authority.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Parent has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement.

6.2.  Execution and Delivery.  This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforceability of creditors’ rights generally.

6.3.  No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent’s limited liability company agreement or similar constituent documents, (ii) any contract, obligation, commitment, agreement, restriction, understanding, or instrument to which Parent is a party or by which Parent is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to Parent, or (iv) subject to the filing of any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, any law, statute, rule or regulation applicable to Parent; except in the case of clauses (ii), (iii) and (iv) for violations, breaches or defaults that could not reasonably be expected to prevent, impair, impede or delay the timely performance by Parent of its obligations under this Agreement.

7.  Termination.  This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of (i) the Effective Time, (ii) a withdrawal or adverse modification by the Company Board of its approval or recommendation of the transactions pursuant to Section 4.02(b) of the Merger Agreement, (iii) the delivery of written notice by Parent to Stockholder of the termination of this Agreement or (iv) the date that Parent reduces, or proposes to reduce, the Merger Consideration or indicates to the Board of Directors of the Company that it wishes to reduce or discuss the reduction of the Merger Consideration.  If this Agreement terminates pursuant to subsection (iv) above, then any written consent delivered by Stockholder hereunder pursuant to the terms of Section 1(b) above, shall terminate and be deemed null and void, ab initio. Following the termination of this Agreement pursuant to subsection (iii) or (iv) above, as between Parent and Stockholder, Stockholder shall have the right in its sole and absolute discretion to (a) vote the Subject Shares in any manner it so chooses, (b) deliver one or more voting proxies to one or more Persons with respect to the Subject Shares, (c) dispose of all or any portion of the Subject Shares to one or more Persons in any manner Stockholder so selects and (d) take any other action it may choose to take with respect to the Subject Shares. The provisions of the immediately preceding sentence shall apply whether or not the Board of Directors has received a Takeover Proposal, has terminated the Merger Agreement or is considering the termination of the Merger Agreement, and shall be solely linked to the reduction or any proposed reduction of the Merger Consideration by Parent.

8.  Miscellaneous.

8.1.  Adjustments.

(a)          In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of the Subject Shares or (ii) the Stockholder becomes the beneficial owner of any additional shares of Class A Common Stock, then the terms of this Agreement will apply to all of the shares Class A Common Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

(b)                                 Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Class A Common Stock acquired by the Stockholder, if any, after the date hereof.

8.2.  Waiver of Dissenter’s Rights.  Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

8.3.  Publication.  Stockholder hereby permits Parent to publish and disclose in all documents and schedules filed with the SEC or the Nasdaq Stock Market its identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by Stockholder and its advisors. Except as provided above, neither party shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of the other party, except as may be required by applicable law.

8.4.  Further Actions.  Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

8.5.  Notices.  All notices or other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers, or at such other address or facsimile number for a party as shall be specified by like notice:

If to Stockholder:

SBIC Partners, L.P.
c/o Forrest Binkley & Brown Venture Co.
19900 MacArthur Boulevard, Suite 570
Irvine, CA 92612
Phone: (949) 222-1987
Fax: (949) 222-1988
Attn: Jeffrey J. Brown

With copy to:

Newmeyer and Dillion LLP
100 Wilshire Blvd., Suite 1350
Santa Monica, California 90401
Phone: (310) 899-6755
Fax: (310) 899-6758
Attn:  Timothy F. Silvestre, Esq.

If to Parent:

O’Neill Acquisition Co. LLC
607 Airpark Road
Napa, CA 94558
Facsimile No.:
Telephone No.:
Attn: Jeffrey B. O’Neill

With copy to:

Gibson, Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, CA 90071
Phone: (213) 229-7000
Fax:  (213) 229-7520
Attn: Gregory L. Surman, Esq.

8.6.  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties, their respective successors and permitted assigns.

8.7.  Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

8.8.  Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supercede all prior agreements and understandings, either written or oral, among the parties, or any of them, with respect thereto. For the avoidance of doubt, nothing in this Agreement or the Merger Agreement shall supersede or otherwise invalidate the Letter Agreement or any other agreement between Jeffrey O’Neill and Stockholder, regardless of the subject matter thereof.

8.9.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflicts of Laws.  Stockholder and Parent hereby irrevocably and unconditionally: (i) consent to submit to the exclusive jurisdiction of the courts of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), (ii) waive any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

8.10.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE FULLEST EXTENT PERMITTED BY LAW.

8.11.  Headings.  The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

8.12.  Waivers.  Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.13.  Severability.  Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

8.14.  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

8.15.  Voidability. If prior to the execution hereof, the board of directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become an “interested stockholder” with whom the Company would be prevented for any period pursuant to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) from engaging in any “business combination” (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

8.16.  Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

8.17.  Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.18.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

8.19.  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER

SBIC Partners, L.P., a Texas limited partnership

By:	Forrest Binkley & Brown, L.P., General Partner

	By:	Forrest Binkley & Brown Venture Co., General Partner

		By:	/s/ Jeffrey J. Brown
Jeffrey J. Brown Office of the President

PARENT

O’Neill Acquisition Co. LLC, a Delaware limited liability company

	By:	/s/ Jeffrey B. O’Neill